Exhibit 3.1

ARTICLES OF AMENDMENT TO THE CHARTER
OF
 FRED'S, INC.
(Pursuant to Section 48-20-102 of the Tennessee Business Corporation Act)
In accordance with Sections 48-20-102 and 48-20-106 of the Tennessee Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment (the "Articles of Amendment") to its Charter:
I. The name of the corporation is FRED'S, INC.
II. The text of the amendment is as follows:
Article Four of the Charter is hereby amended, pursuant to the authority granted to the Board of Directors of this corporation by the Charter, by deleting section F in its entirety.
Article Four of the Charter is hereby further amended, pursuant to the authority granted to the Board of Directors of this corporation by the Charter, by deleting section G in its entirety.
All references to the Series A Junior Participating Preferred Stock and to the Series B Junior Participating Preferred Stock in the Charter, as amended, are hereby eliminated, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of preferred stock of the Corporation.
III. Except as amended by these Articles of Amendment, the Charter of the Corporation shall remain in full force and effect.
IV. These Articles of Amendment were duly adopted by the Board of Directors of the Corporation on May 30, 2017, without shareholder approval as no such approval was required.
V. These Articles of Amendment to the Charter of the Corporation will be effective as of 6:00 p.m. Central Time on May 30, 2017.

Dated this 30th day of May, 2017

FRED'S, INC.

/s/ Rick J. Hans
Rick J. Hans
Executive Vice President, Chief Financial Officer and Secretary